Exhibit 10(d)

MANAGING GENERAL AGENT’S AGREEMENT

This Managing General Agent’s Agreement (this “Agreement”) is made effective the 1st day of January, 2005 (the “Effective Date”), by and between ALFA VISION INSURANCE CORPORATION, an Alabama stock insurance company (the “Insurer”), and THE VISION INSURANCE GROUP, LLC, a Tennessee limited liability company (the “MGA”).

IN CONSIDERATION of the mutual promises made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Insurer and the MGA agree as follows:

ARTICLE I – PREAMBLE

1.	This Agreement contains the entire agreement of the Insurer and the MGA.

2.	This Agreement will not become effective until signed by the Insurer and the MGA and is filed with and approved by the Commissioner of Insurance of the State of Alabama.

ARTICLE II – APPOINTMENT OF MGA

The Insurer hereby appoints MGA as a manager for the Insurer as follows:

1.	Lines of Insurance. The MGA is hereby authorized to accept, bind, issue, and process endorsements, on forms approved by the Insurer, applications, binders and/or policies (the “Policies”) written by or through sub-producers (as defined below) for classes of insurance described as private passenger automobile insurance policies, in accordance with the Insurer’s underwriting procedure manuals and guidelines.

2.	Limits and Restrictions. The Policies shall have the policy limits and be subject to the other terms and restrictions (including, without limitation, limits on claims settlements) set forth in Exhibit A to this Agreement.

3.	Territory. The MGA shall be authorized to write the Policies in the jurisdictions set forth in Exhibit A.

4.	Exclusivity. The MGA shall have the authority to continue servicing insurance policies that it solicited on behalf of insurance companies other than the Insurer prior to the Effective Date. Otherwise, after the Effective Date, the MGA shall not solicit or service private passenger automobile policies for any insurance company other than the Insurer, without the prior written consent of the Insurer, which shall not be unreasonably withheld.

ARTICLE III – MGA’S DUTIES AND RESPONSIBILITIES

The MGA shall faithfully perform all of its duties to the best of its professional knowledge, skill and judgment. The MGA’s duties include the following:

1.	Solicitation. To solicit Policies of private passenger automobile insurance that, in their pricing and insurability, meet or exceed the underwriting and pricing standards established by the Insurer from time to time and conveyed to the MGA in writing.

2.	Servicing Business. To direct and implement the production, underwriting, premium collection, accounting, statistical and other work necessary or incidental to the insurance business written under this Agreement; and to provide for all usual and customary services to independent sub-producers, insureds and policyholders, including, without limitation, delivery of policies, return of premiums due insureds or policyholders in MGA’s possession, premium audits on policies, timely and, appropriate responses to inquiries and complaints from sub-producers, insureds, policyholders or members of the public, and comply with any reasonable service standards as may be set forth in writing by the Insurer and delivered to the MGA from time to time.

3.	Competent Staff. To maintain sufficient supplies and equipment and a staff of competent and trained personnel, to produce, develop, underwrite and supervise the business covered by this Agreement.

4.	Premium Rates. To quote accurate premiums and rates for the Policies in compliance with applicable rating manuals or written rating plans provided by the Insurer to the MGA, or such plans developed by the MGA and approved by the Insurer, in all instances in compliance with applicable state laws and regulations.

5.	Policy Forms. To develop, formulate and file on behalf of the Insurer policy forms, rates and rules, and all other reports and filings, as may be required by the regulatory authorities. The MGA shall receive written approval from the Insurer before making any such filing, and the Insurer shall respond to any request for such approval within fifteen days of receipt of request.

6.	Compliance with Manuals. To comply fully, timely and promptly with all manuals, rules, regulations, guidelines, instructions and directions issued by the Insurer relating to the Policies.

7.	Binding of Risks. To bind risks only in accordance with the terms of Exhibit A and any other underwriting and pricing standards from time to time established by the Insurer in writing and provided to the MGA, to report all risks bound in accordance with the terms of Exhibit A, and to forward to the Insurer for acceptance all other risks.

8.	Policy Issuance. To timely and properly issue, deliver and execute or countersign Policies, including endorsements, binders and related documents, on forms approved by the Insurer and required regulatory authorities.

9.	Policy Cancellation. To cancel or non-renew Policies for cause in accordance with their terms and in compliance with this Agreement, subject to the requirements imposed by law, and file the required related reports with appropriate insurance regulatory authorities; provided, however, that this shall not preclude the MGA from exercising its discretion to cancel or non-renew any Policy so long as the MGA acts in compliance in all respects with the terms of the Policy and all applicable laws and guidelines of the Insurer. The Insurer shall have the right to cancel or not renew any policy of insurance subject to the applicable laws and regulations concerning the cancellation and non-renewal of insurance policies.

10.	Sub-Producers. To accept Policies on behalf of the Insurer written by properly licensed and qualified, professional insurance agents, solicitors and brokers (“sub-producers”), and to direct, supervise and coordinate the efforts of sub-producers. The MGA shall be solely responsible for payment of all commissions earned by sub-producers. The MGA shall accept Policies only from sub-producers who have agreed in advance and in writing to return unearned commissions on cancelled Policies and to the statutory waiver contained in Article XV of this Agreement.

11.	Sub-Producers Errors and Omissions. To maintain valid evidence of each sub-producer’s professional errors and omissions coverage (a policy or certificate of insurance) that covers all activities contemplated herein and specifically includes coverage for violations of Unfair Trade Practices Acts and bad faith, in an amount not less than $300,000 with a deductible not greater than $5,000.

12.	Premiums. To charge, collect, receive and receipt all premiums, including premium surcharges, fire district and other taxes or assessments levied by any jurisdiction and required to be collected in addition to stated premiums, due on all Policies bound or written under this Agreement, and pay the Insurer in accordance with Section III.14.

13.	Credit Extensions. To maintain the following procedure for handling uncollected premium balances on insureds’ accounts: after the premium has been billed and is due from the insured for more than seventy days, the MGA shall systematically waive the balance due premium off of the insured’s account, thus reducing the balance due to zero. The MGA shall have no responsibility for these waived balances unless they result from a processing delay or system error caused by the MGA. For computation of provisional commissions described in Exhibit A, premium chargeoffs or waivers will be considered as a reduction of premium. However for reporting purposes, the premium shall be reported gross of any waived balances. The MGA shall be responsible for any and all bad debts that may occur in dealing with the retail agents (such as non-sufficient funds activity).

14.	Accounting. To timely account for the Policies as follows:

a.	Establish and maintain true, accurate and complete books, records and accounts of all transactions arising under this Agreement in accordance with all applicable laws and with the directions and requests of the Insurer. The Insurer will have access to and the right to copy all such books, records and accounts at all times.

b.	Collect, compile and timely transmit to the appropriate reporting agencies all statistical, underwriting and claims data and information, including, but not limited to, premium and loss information in a format and at such frequency as may be determined by the respective reporting agency and the Insurer. This data and information shall be furnished to the Insurer in an electronically transmittable format determined by the Insurer at no extra charge to the Insurer. The Insurer may assume the duties of reporting statistical data at its discretion.

c.

Provide the Insurer with a monthly accounting (a “bordereau”) detailing all transactions and insurance written under the Policies, including, but not limited to, (i) gross written premium, (ii) net written premium, (iii) Policies issued or bound by insured including location, limits and effective date, (iv) Policies canceled, (v) premium adjustments due to endorsements, audits or otherwise, (vi) commissions payable to or retained by MGA, (vii) net balance due, (viii) premium surcharges, fire district and other taxes or assessments levied by any jurisdiction, and (ix) deposits (escrow funds) by Policy.

d.	Pay to the Insurer balances due (including deposits (escrow fund) within thirty days of the end of each calendar month for which the bordereau is transmitted. The omission from any statement or bordereau of any item due to the Insurer shall in no way modify or otherwise affect the responsibility of the MGA to account for and pay the Insurer any and all premiums, net of commission, or any other monies due the Insurer, nor shall the omissions prejudice the right of the Insurer to collect any and all sums to which it is entitled.

e.	The MGA shall handle balances due from the insured as described in Section III.13. The MGA shall continue to be responsible for any balances collected from the insureds by the sub-producers.

15.	Fiduciary Capacity – Premium Trust Funds. To act as fiduciary for the Insurer and to hold all premiums and any other amounts collected and received on Policies for the Insurer in a fiduciary account separate and apart from all non-premium trust funds of the MGA or others in a bank which is a member of the Federal Reserve System and insured by the Federal Deposit Insurance Corporation and which is approved in writing by the Insurer. The bank account shall be designated by the MGA in such a manner as to establish clearly that the MGA is holding and acting as trustee for the Insurer with respect to the funds in the account. The account shall be designated “Premium Fund Trust Account – [name of Insurer]” on bank records, and shall only be used for transactions involving the Insurer. No other insurance companies’ premium funds may be intermingled in this account except for transmittals received from retail agents that may have multiple MGA carriers listed on it. Interest or other income, if any, accruing on these premium trust funds may be retained by the MGA for its own account so long as the MGA is current in all accounts with the Insurer. The trust funds so held may be used by the MGA as necessary to return and refund premiums, net of return commissions, to policyholders or their authorized representatives. The account shall be subject to periodic audits performed by the Insurer at its election. If the MGA fails to pay the Insurer any premiums or monies when due, or fails to comply with applicable premium trust fund laws and regulations, such failure shall constitute a breach of and default under this Agreement.

16.	Insurer Property; Confidentiality. To promote and safeguard at all times as a fiduciary the best interests and good name of the Insurer and to safeguard, maintain and account for all Policies, forms, manuals, information, equipment, supplies or anything else furnished by the Insurer, all of which shall remain the property of the Insurer. The MGA shall return all of the Insurer’s property to the Insurer promptly upon demand. The materials or information furnished by the Insurer to the MGA may contain proprietary or confidential information of the Insurer, and the MGA shall not disclose such proprietary or confidential information to any other person, or use such information other than as set forth in this Agreement, without the express written consent of the Insurer’s CEO or Board of Directors.

17.	MGA Expenses. To pay, to assume the obligation for and to be fully responsible for all costs and expenses associated with the MGA’s performance under this Agreement

(unless resulting specifically from written guidance of the Insurer), including, without limitation, sub-producer commissions, loss control reports, premium audits, regulatory examinations and related fees, fines and settlement costs, policy and policy jacket printing, motor vehicle reports, travel expenses, employee compensation, countersignature fees and expenses, postage, advertising and license fees. The Insurer shall be responsible only for its own costs and expenses, unless otherwise agreed by the Insurer, and the Insurer shall be responsible for all assigned risk, buy-out costs and any guaranty fund assessments levied by any state or regulatory body. In the event the Insurer is required to pay any costs or expenses that are the responsibility of the MGA, the MGA shall promptly reimburse the Insurer for its payments. Notwithstanding any of the foregoing, the MGA shall be responsible for state insurance department examination fees and costs only in the states to which this Agreement applies and only up to a maximum of $30,000 per examination, unless the examination results in fines causing total fees and costs to exceed $30,000, in which event the MGA shall pay any additional amounts that the report states are the direct result of the MGA’s operations.

18.	Licenses. To maintain and provide the Insurer with copies of all licenses and permits required by the MGA for the proper conduct of MGA’s duties under this Agreement. The MGA shall not transact any business in any jurisdiction covered under this Agreement unless and until the MGA has obtained all required licenses and permits and is properly appointed to represent the Insurer in such jurisdiction.

19.	Legal Compliance. To keep fully informed of and comply with all applicable laws and regulations, including, without limitation, all laws and regulations applicable to insurance producers in the jurisdictions where the Policies are issued. The MGA shall not solicit or bind any risks in any jurisdiction until all applicable laws, regulations and ISA/NCCI or other bureau rules have been complied with.

20.	Governmental Contacts. To notify the Insurer promptly of all correspondence and other communications from and contacts with insurance regulatory or other governmental authorities relating to the insurance and activities that are the subject of this Agreement; to forward to the Insurer promptly upon the MGA’s receipt all summonses, complaints, subpoenas or other court documents relating to the insurance and activities that are the subject of this Agreement; and to cooperate fully with the Insurer in making any responses. The MGA shall have no authority to represent the Insurer in regulatory matters and shall not respond to any governmental action except as the Insurer may direct or as required by law. Responses to department of insurance complaints shall be handled as agreed to in writing by MGA and the Insurer to assure prompt response.

21.

Premium Financing. To use premium financing through unaffiliated licensed premium finance companies on the Policies. Notwithstanding paragraph 13 above, the MGA shall remit one hundred percent of the financed premium to the Insurer, and in no event shall the MGA hold any such financed premiums longer than allowed by Section III.14 above. The MGA shall provide all services related to premium financing, including, without limitation, promptly and appropriately responding to all correspondence and notices related to such premium financing, and ensuring compliance with all applicable consumer protection laws, regulations or rules (such as the Truth-in-Lending Act and any applicable state premium finance laws). The MGA shall ensure that all applicable refunds of premium due to premium finance companies shall be made, and the MGA shall be liable for and hold harmless and indemnify the Insurer against any such amounts improperly paid to the insured, or for refunds not made to the insured or to the premium financed company in accordance with the appropriate governing law.

22.	Insurer Interface. To interface at all times with the Insurer or its designated affiliates through electronic data processing hardware and software, networks and communication lines and other means as specified in writing and in advanced by the Insurer.

23.	Copies of Policies. To maintain in each insured’s files (either in hard copy or electronically) all Policies, endorsements, rating worksheets and related documents, Policy cancellations and other terminations processed by the MGA.

24.	Accurate Records. To keep and maintain during the term of, and for a period of seven years after termination of, this Agreement separate, identifiable, orderly, accurate, complete and timely records and accounts of all business and transactions pertaining to Policies bound or written under this Agreement, including, without limitation, complete underwriting, rate and claims files. Such records and files shall be the property of the Insurer, however, the MGA shall be entitled to retain a copy of said records and files. Upon request by the Insurer or any insurance regulator having jurisdiction over the Insurer, all records and reports maintained pursuant to this Agreement shall be provided as hard copies or in electronic format usable by the Insurer or such regulator.

25.	Audit. To permit the Insurer and its authorized representatives (including, without limitation, any insurance regulator having jurisdiction over the Insurer), during the term of this Agreement and for a period of seven years after termination of this Agreement, to visit, inspect, examine, audit, verify and copy the properties, accounts, premium trust funds, files, documents books, reports, work papers and other records belonging to or in the control of the MGA or of any other person relating to the business covered by this Agreement; provided that such activities shall be conducted at the MGA’s offices, during the MGA’s normal business hours and upon not less than two business days’ notice from the Insurer; and provided further that the Insurer shall have the right to conduct such activities at any time or times in its sole discretion. The MGA shall also submit to any independent financial examination in such format as may be requested by any insurance regulator having jurisdiction over the Insurer.

26.	Financial Statements. To furnish the Insurer with an audited balance sheet, income statement and statement of cash flows as of and for each fiscal year ending December 31, not later than the following April 15, in each case accompanied by the written opinion (containing no qualifications) of a certified public accountant, where such accountant is reasonably acceptable to the Insurer.

27.	Prohibited Actions. The MGA shall have no authority to do any of the following:

a.	Bind any reinsurance or retrocession on behalf of the Insurer (including, without limitation, facultative treaty reinsurance), or commit the Insurer to participate in insurance or reinsurance pools or syndicates.

b.	Appoint any sub-producer without reasonable assurance that such sub-producer is lawfully licensed to transact the insurance business for which such sub-producer is being appointed.

c.	Collect any payment from a reinsurer or commit the Insurer to any claim settlement with a reinsurer, without prior approval of the Insurer. If prior approval is granted, the MGA must promptly forward a report of such transaction to the Insurer.

d.	Permit any of the sub-producers to serve on the Insurer’s Board of Directors; nor shall the Company appoint to its board of directors an officer, director, employee, sub-producer or controlling shareholder of its managing general agents. This subsection shall not apply to relationships that are governed by an applicable insurance holding company act or producer controlled insurer act.

e.	Jointly employ an individual who is employed by the Insurer.

f.	Appoint a subordinate MGA or program administrator.

g.	Extend any binding authority to any sub-producer, except for authority that is granted under producer agreements executed with retail agents as follows:

(i)	provide quotes, bind coverage as specified by the MGA, solicit and accept applications for the Policies;

(ii)	countersign and deliver Policies, endorsements, certificates and binders;

(iii)	collect, receive and record receipt for premium;

(iv)	provide such usual and customary services of an insurance agent on all contracts of insurance as requested by the MGA.

h.	Without prior approval of the Insurer, pay or commit the Insurer to pay, a claim over a specified amount, net of reinsurance, that shall not exceed one percent of the Insurer’s policyholder surplus as of December 31 of the last completed calendar year.

ARTICLE IV – CLAIMS SETTLEMENT

The MGA’s authority, if any, to adjust, compromise, settle or pay any claim made on the Policies written or bound under this Agreement is set forth in Exhibit A and the best practices manual developed jointly by the MGA and the Insurer (the “Best Practices Manual”). In addition, the following terms shall apply:

1.	The MGA shall give timely notice to the Insurer of any claim or loss with respect to the Policies and shall cooperate fully with the Insurer to, on a timely basis, facilitate the investigation, adjustment, settlement and payment of each and all claims and losses, and assign each claim or loss for handling as may be directed in writing by the Insurer.

2.	The MGA shall assist the Insurer in the collection of deductibles due, salvage and subrogation.

3.	The MGA shall give immediate notice to the Insurer of any claim or suit in which the Insurer or any of its affiliates is named as a defendant, in which event the Insurer shall have the right to assume sole and full control of the defense of such claim or suit.

4.	The MGA shall not be reimbursed by the Insurer for the salaries, office expenses or any other expenses incurred in the handling of claims unless otherwise expressly agreed to in writing by the Insurer.

5.	The MGA shall send the Insurer a copy of the claim file anytime at the Insurer’s request and as soon as it becomes known that the claim:

a.	has the potential to exceed the lesser of (i) such amount as may be determined by the insurance regulator of the jurisdiction where the risk is located, or (ii) such other amount as the Insurer may determine from time to time;

b.	involves a coverage dispute;

c.	may exceed the MGA’s settlement authority as outlined in Exhibit A;

d.	is open for more than six months;

e.	is closed by payment of the lesser of (i) such amount as may be determined by the insurance regulator of the jurisdiction where the risk is located, or (ii) such other amount as the Insurer may determine from time to time.

6.	Any claims settlement authority granted to the MGA pursuant to Exhibit A may be changed or terminated for cause upon the Insurer’s written notice to the MGA. The claims settlement authority granted to MGA may be terminated without cause at the Insurer’s sole discretion upon 180 days written notice to the MGA or upon termination of this Agreement. If the termination is for cause, the Insurer may suspend the settlement authority during the pendency of any dispute regarding the cause for termination. Nothing in this paragraph is intended to relieve the MGA or the Insurer of any other contractual obligation.

ARTICLE V – GENERAL DUTIES OF THE INSURER

The Insurer shall:

1.	Review all statistical filings and underwriting data applying to the Policies written under this agreement, provided that the MGA furnishes all required information and data in a timely manner so as to enable the Insurer to meet all time requirements. The Insurer may assume the duties of reporting statistical data at its discretion.

2.	Pay to the MGA the commissions and fees to which it is entitled upon the MGA’s monthly rendering of its account statement to the Insurer, beginning at the end of the month in which this Agreement becomes effective. The MGA is allowed to take commission withdrawals throughout the month if the payment is not in excess of the actual commission due.

3.	Conduct, at least semi-annually and as often as the Insurer deems prudent, upon reasonable notice and during normal business hours, an onsite audit of the books, records and accounts of the MGA, including, without limitation, those in the underwriting, claims and policyholder operations, using either its own employees or independent outside auditors.

4.	Observe and comply with all applicable laws, regulations and rulings by any governmental authority, agency, bureau or commission having jurisdiction over the conduct of the business under this Agreement.

ARTICLE VI – REPRESENTATIONS AND WARRANTIES

1.	The Insurer hereby represents and warrants that the transactions contemplated by this Agreement (i) are within the corporate powers of the Insurer, (ii) have been duly authorized by all necessary corporate action of the Insurer, (iii) constitute the legal, valid and binding obligation of the Insurer, enforceable against it in accordance with its terms, and (iv) do not conflict with, result in a breach of any of the provisions of, or constitute a default under the provisions of any law, regulation, licensing requirement, charter provision, by-law or other instrument applicable to the Insurer or its employees or to which the Insurer is a party or may be bound.

2.	The MGA hereby represents and warrants that:

a.	The transactions contemplated by this Agreement (i) are within the corporate powers of the MGA, (ii) have been duly authorized by all necessary corporate action of the MGA, (iii) constitute the legal, valid and binding obligation of the MGA, enforceable against it in accordance with its terms, and (iv) do not conflict with, result in a breach of any of the provisions of, or constitute a default under the provisions of any law, regulation, licensing requirement, charter provision, by-law or other instrument applicable to the MGA or its employees or to which the MGA is a party or may be bound.

b.	The MGA is licensed as an agent or producer, and if necessary, a managing general agent, in all jurisdictions where this Agreement applies.

c.	The MGA has the proper rights and interest in the business contemplated by this Agreement in order to place the business under this Agreement.

d.	The business being placed under this Agreement is not subject to another entity’s claim of interest, including, without limitation, a claim by contract or common law rights.

e.	In placing business under this Agreement, the MGA will not be in violation of any duty or obligation owed to another entity.

f.	The underwriting guidelines to be utilized by the MGA with respect to the Policies are now and will continue to be in conformity with the applicable statutes, regulations, rules, bulletins and opinions in the various jurisdictions where business under this Agreement will be conducted.

ARTICLE VII – MGA’S COMPENSATION

The Insurer will pay the MGA as full compensation for all of its duties and responsibilities under this Agreement the amounts set forth in Exhibit A. This Agreement provides for a sharing of profits by the MGA. The specific terms of such profit sharing are set forth in Exhibit A.

ARTICLE VIII – ADVERTISING

The MGA shall not refer to the Insurer or any of its affiliates in any advertising, letter, circular, pamphlet or other publication or statement without the prior written consent of the Insurer. The Insurer shall not be responsible, under any circumstances, for any advertising expenses.

ARTICLE IX – REPRESENTATIONS WITH RESPECT TO POLICIES

The MGA shall not make, or knowingly permit any sub-producer or other person to make, any representation to applicants, insureds, policyholders or claimants as to the existence or extent of coverage either available from the Insurer or under a Policy that is inconsistent with the terms and conditions of the applicable Policy or inconsistent with coverages available from the Insurer. The MGA shall establish procedures designed to ensure that the MGA and its employees will make known to any applicant, insured or policyholder the full scope and effect of all exclusions and limitations upon or under coverage provided under the Policies and advise sub-producers of their existing statutory obligations and the MGA’s and the Insurer’s expectations in this regard.

ARTICLE X – MGA’S INSURANCE

At all times from the Effective Date of this Agreement until all run-off business resulting from this Agreement terminates, the MGA shall maintain the insurance coverages described in paragraphs 1 through 3 below, in each case written by an insurer and on policy forms reasonably acceptable to the Insurer. Upon the Insurer’s request from time to time, the MGA shall provide to the Insurer certificates of insurance or other evidence that the insurance required by this Article XI is and remains in force.

1.	Errors and Omissions. Professional errors and omissions insurance that specifically covers all activities contemplated hereby, to specifically include coverage for violations of Unfair Trade Practices Acts and bad faith, in an amount not less than $2,000,000, with a deductible not greater than $50,000.

2.	General Liability. Comprehensive general liability or umbrella liability insurance in an amount not less than $1,000,000 per occurrence, naming the Insurer as an additional named insured.

3.	Employee Dishonesty. Blanket employee dishonesty bond covering all employees or agents of the MGA in an amount not less than $1,000,000.

ARTICLE XI – INDEMNIFICATION

1.	By MGA. The MGA shall be responsible to the Insurer and shall indemnify, save, defend and hold harmless the Insurer and the Insurer’s affiliates (other than the MGA), and their respective officers, directors and employees, against any and all claims, suits, hearings, actions, damages, liabilities, fines, penalties, losses or expenses, including, without limitation, reasonable attorneys, investigation and other professional fees to enforce this indemnification, caused by or resulting from any actual or alleged misconduct, error, omission or other act, or breach of this Agreement, by the MGA or its officers, employees, sub-producers, adjusters, independent contractors or agents, unless the conduct giving rise to the allegation was performed at the specific direction of the Insurer.

2.	By Insurer. The Insurer shall be responsible to the MGA and shall indemnify, save, defend and hold harmless the MGA and its officers and employees, against any and all claims, suits, hearings, actions, damages, liabilities, fines, penalties, losses or expenses, including, without limitation, reasonable attorneys, investigation and other professional fees to enforce this indemnification, caused by or resulting from any actual or alleged misconduct, error, omission or other act, or breach of this Agreement, by the Insurer, provided that the MGA has not contributed to or compounded the act alleged.

ARTICLE XII – FLAT CANCELLATIONS

1.	Less Than 30 Days. If a Policy is canceled flat, the original of the canceled Policy or a lost policy release shall be retained by the MGA in its files. The MGA will cancel flat a Policy only if the Policy has been in effect for less than thirty days and then only if the following conditions are confirmed by the Insurer:

a.	no regulatory filings have been made,

b.	no facultative reinsurance commitments or expenses have been incurred by the Insurer, and

c.	no other miscellaneous expenditures have been incurred by the Insurer (such as loss control reports).

2.	More Than 30 Days. An appropriate premium charge established by the Insurer and provided in writing to the MGA shall be made for any Policy in force for a period in excess of thirty days.

ARTICLE XIII – SUSPENSION OF MGA’S BINDING AUTHORITY

1.	Notice of Suspension. The Insurer may suspend the authority of the MGA to bind the Insurer only for the reasons and in accordance with the procedures described below. The Insurer shall give the MGA immediate notice of the suspension of authority, and the MGA shall then immediately cease to exercise its authority until the reason for the suspension is resolved. Once resolved, the Insurer shall immediately reinstate the authority of the MGA. Notwithstanding any action taken pursuant to this Article XIV, the parties may exercise whatever rights they may have to terminate this Agreement.

2.	Legal Prohibition. The Insurer may suspend the MGA’s binding authority under this Agreement in any jurisdiction in which the Insurer is legally prohibited from writing the insurance covered hereunder. In such event, the suspension shall remain in effect until the prohibition has been lifted. The suspension shall only apply to the jurisdiction in which the Insurer is unable to continue writing business.

3.	Loss of License. The Insurer may suspend the MGA’s binding authority if a regulatory authority cancels, restricts, suspends or declines to renew either the MGA’s or the Insurer’s license or certificate of authority, provided said license or certificate of authority is required to solicit and bind business pursuant to the terms of this Agreement. In such event, the suspension shall remain in effect until such license or certificate of authority has been granted or reinstated by the regulatory authority and satisfactory evidence of such action has been provided to all parties.

4.	Indictment. The Insurer may suspend the MGA’s binding authority if the MGA or any of its executive officers is indicted for a criminal offense, the conviction of which would permit termination of this Agreement.

5.	Grounds for Immediate Termination. The Insurer may suspend the MGA’s binding authority for any reason that would permit termination of this Agreement pursuant to Article XIV.

6.	Default and Delinquency. The Insurer may suspend the MGA’s binding authority for failure of the MGA to perform its duties and responsibilities under this Agreement, including, without limitation, the timely remitting of accounts and monies to the Insurer, insureds or policyholders, and timely and full compliance with the Insurer’s directives, rules, regulations or manuals.

7.	Termination of MGA. The Insurer may suspend the MGA’s binding authority if the MGA gives notice of termination of this Agreement under Section XIV.1.

8.	Dispute Over Termination. The Insurer may suspend the MGA’s binding authority in the event of a dispute over the reason for termination of this Agreement.

9.	Notice of Events. Each of the MGA and the Insurer shall provide to the other immediate notice of the occurrence of any event that could result in suspension of the MGA’s binding authority under this Article XIII.

ARTICLE XIV – TERMINATION

1.	Basis for Termination.

a.	This Agreement may be terminated at any time upon the mutual written agreement of the Insurer and the MGA.

b.	This Agreement may be terminated without cause at any time by either party upon one hundred eighty (180) days prior written notice to the other party.

c.	This Agreement may be terminated at any time by the Insurer, upon thirty days’ written notice to the MGA in the event of:

(i)	Excessive Complaints. The number of complaints received by the Insurer relating to the MGA’s performance and service to insureds, policyholders, sub-producers or members of the public is excessive (defined as more than five in any calendar month), as may be determined by the Insurer in its sole discretion.

(ii)	Adverse Legislation. Enactment of legislation that in the opinion of the Insurer would adversely affect the Insurer’s rights under this Agreement or liabilities under the Policies.

(iii)

Default. The failure of the MGA to perform any material component of its duties and responsibilities under this Agreement, including, without limitation, the timely remitting of accounts and monies to the Insurer, insureds or policyholders, and timely and full compliance with the Insurer’s directives, rules, regulations or manuals.

(iv)	Insufficient or Inaccurate Data. The material failure of the MGA to properly compute and report all required account data as required by Article III.14.

(v)	Legal. If the Insurer determines that any law or regulation of a federal, state or local government has rendered this Agreement illegal in its entirety, but only insofar as this Agreement applies to such jurisdiction.

(vi)	Loss Ratio. If the claims incurred (meaning claims paid and reserved plus allocated loss adjustment expenses paid and reserved plus incurred but not reported claims on both loss and loss adjustment expenses) in either the accident year or the calendar year exceed 80% of the earned premium for such period in which earned premium exceeds $2,000,000.

d.	This Agreement may be terminated immediately at any time by either party by written notice:

(i)	Act of Bankruptcy. If the other party commits any act of bankruptcy, becomes insolvent or assigns all or part of its assets for the benefit of creditors upon on after the filing of a petition for bankruptcy, whether voluntary or involuntary.

(ii)	Misconduct. In the event of fraud, abandonment, gross or willful misconduct, material breach of contract, insolvency, or lack of legal capacity to act, including, without limitation, cancellation of suspension or nonrenewal of its license or certificate of authority, on the part of the non-terminating party.

(iii)	Material Breach. If the non-terminating party is in material breach of this Agreement, and such breach is not cured within thirty days after the non-terminating party has given the breaching party written notice describing such default in reasonable detail and stating the non-terminating party’s intent to terminate the Agreement if the breach is not cured.

2.	Business After Termination. In the event of termination of this Agreement, at the election of the MGA, the Insurer shall continue Policies and binders in force until their stated expiration dates, subject to the following provisions:

a.	The Insurer reserves all its rights to cancel Policies and binders for nonpayment of premium and to cancel Policies and binders issued in violation of the underwriting guidelines then applicable, provided such cancellation complies with applicable state law.

b.

The MGA shall continue to be the agent of the Insurer for the purpose of servicing Policies and binders in force on or before the date of termination of this Agreement. The MGA shall not, without prior written approval of the Insurer, increase or extend the Insurer’s liability or extend the term or change any conditions of any such Policies. Upon termination of this Agreement, the MGA shall cease to have any authority to solicit, underwrite, bind or issue business to be insured by the Insurer under this Agreement.

c.	Following termination, the Insurer shall have no obligation to pay the MGA an additional fee for services in settlement of accounts or concluding of affairs between the Insurer and the MGA. All other fees required to be paid pursuant to this Agreement remain in effect.

d.	If this Agreement is terminated as provided for herein, neither party shall have any claim against the other for loss of prospective profits or fees or damage to business arising solely as a result of said of termination.

e.	Any business written hereunder and remaining with the Insurer at termination shall be permitted to continue to normal expiration; provided, however, that if the renewal date of any Policy shall occur within a period of sixty days after the date of termination of this Agreement, and such renewal shall have had renewal terms already committed, such Policy shall be renewed and permitted to continue in force until its next renewal date.

f.	Should any Policy be extended, continued or renewed due to regulatory or other legal restrictions, the terms of this Agreement shall continue to apply to such Policies until such Policies are terminated or expire.

g.	The MGA shall immediately discontinue the dissemination or use of any materials, marketing or otherwise, bearing the Insurer’s name or logo, except for the limited purpose of carrying out the MGA’s post-termination obligations under this Agreement.

3.	Return of Records and Other Information. In the event of termination of this Agreement, the MGA shall return to the Insurer, promptly upon the Insurer’s request, all Policy and other records maintained pursuant to this Agreement (other than the records relating to expirations of insurance written pursuant to this Agreement as described in Section XV.1) and all other property of the Insurer under the control of the MGA; provided, however, that the MGA shall retain copies of such records as necessary to perform its post-termination obligations hereunder.

ARTICLE XV – OWNERSHIP OF EXPIRATIONS

1.	Use and Control. Except as provided in Section XIV.3, the use and control of all expirations of the insurance written pursuant to this Agreement, and all records pertaining thereto, shall remain MGA’s property and remain in MGA’s undisputed possession, provided that MGA remains solvent, does not commit an act of bankruptcy, and has paid and MGA continues to pay to Insurer on a timely basis any and all premiums or other monies due Insurer in accordance with this Agreement, excluding any minor accounting disputes and any good faith dispute between the parties with respect to the accounting and/or payment of premiums claimed to be due and owing.

2.

Failure to Pay. In the event the MGA fails to pay to Insurer on a timely basis any and all premiums or other monies due to Insurer in accordance with this Agreement (other than as noted above relating to good faith disputes and minor accounting and payment disputes), the use and control of all expirations, and all right, title and interest in and to the records thereof, applicable to insurance which was written pursuant to this Agreement, shall be vested in Insurer. Insurer may, in its discretion, sell at private or public sale such expirations and records, and if Insurer does not realize sufficient money from such sale to discharge MGA’s indebtedness to Insurer, MGA shall remain liable for the balance of the amount owed to Insurer. Any amount realized by Insurer in excess of MGA’s indebtedness to Insurer, after deduction of all costs and expenses of selling such expirations and records, shall be retained by Insurer.

3.	Security Interest. To secure all indebtedness or liabilities for which MGA is now, or may become, liable to the Insurer in any manner pursuant to this Agreement, the MGA grants to the Insurer, and its present and future affiliates, a security interest in all inventory, chattel paper, accounts, equipment, general intangibles and fixtures, including, but not limited to, all expirations and all records, commissions, and after acquired collateral relating to insurance policies written by MGA, and all products and proceeds from the foregoing. The MGA will sign any papers the Insurer considers necessary to obtain, maintain, and perfect this security interest or to comply with applicable law.

ARTICLE XV – WAIVER OF STATUTORY

TERMINATION RIGHTS OF MGA

Both the MGA and the Insurer are aware that there are or may be laws or regulations that may be interpreted to provide the MGA with certain rights of notice and/or continuation of business written through the MGA, prevention of termination, regulatory review and possible disapproval of the termination of this Agreement. Because this agreement has been mutually entered into for a special purpose, and places responsibilities, duties and obligations upon the MGA both beyond those and different from those of a normal soliciting agent, the MGA acknowledges that this necessitates a different relationship. The MGA therefore specifically waives any and all rights with respect to termination of this Agreement that may now or hereafter be provided the MGA by statute or regulation in recognition of that different relationship, and shall not impose upon or require compliance by the Insurer of any obligations relating to termination of this Agreement other than those provided for specifically in this Agreement.

ARTICLE XVI – OFFSET

All amounts due the MGA or the Insurer under this or any other agreement between the parties shall be subject to the right of offset. For the protection of the Insurer, the Insurer shall have the right of offset with respect to any premium not timely refunded to premium finance companies or to insureds in the time allotted by the appropriate state law or within thirty days after Policy cancellation, which is greater, so long as the premium in question arises from business generated pursuant to this Agreement.

ARTICLE XVII – ARBITRATION

1.

The parties shall negotiate in good faith to resolve any dispute arising under this Agreement. Any such dispute that remains outstanding after thirty calendar days shall be submitted for decision to a single arbitrator (the “Umpire”) who is an independent accountant, actuary or lawyer and who has not, and whose firm has not, provided material services to either party within the three years immediately preceding the date of the notice requesting arbitration. Notice requesting arbitration, as well as all other notices required or permitted under this Article XVII, must be in writing and sent in accordance with Section XVIII.5.

2.	The parties shall undertake in good faith to agree on the Umpire. If the parties cannot so agree within thirty calendar days after either party has given the notice of arbitration as provided above, either party may request the American Arbitration Association in Atlanta, Georgia to designate an Umpire with the qualifications set forth above, who shall preside over the arbitration.

3.	The arbitration shall be conducted expeditiously and confidentially in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as such rules shall be in effect on the date of delivery of the notice requesting arbitration, except to the extent such rules are inconsistent with the express provisions of this Article XVII.

4.	Within thirty days after notice of appointment of the Umpire, the Umpire shall commence the arbitration, and the Umpire and the parties hereto shall use commercially reasonable efforts to conclude the arbitration hearings with such thirty day period. The Umpire shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence, provided, however, that each party shall be entitled to reasonable discovery in preparing its evidence and arguments. The arbitration shall take place in Montgomery, Alabama. Insofar as the Umpire looks to substantive Law, the Law of Alabama shall govern. The decision of the Umpire when rendered in writing shall be final and binding. The Umpire is empowered to grant interim relief as he or she may deem appropriate.

5.	The Umpire shall render his or her decision, which shall be in writing and state the reasons therefor, within thirty days following the termination of hearings. Judgment upon the award may be entered in any court having jurisdiction thereof. Each party shall jointly and equally bear with the other party the cost of the Umpire. The remaining costs of the arbitration shall be allocated by the Umpire. The Umpire may, at his or her discretion, award such further costs and expenses as he or she considers appropriate, including but not limited to interest and attorneys’ fees. The Umpire shall not award punitive damages under any circumstances, unless the Umpire determines that such prohibition against punitive damages is against public policy.

ARTICLE XVIII – MISCELLANEOUS

1.	Entire Agreement: No Third Party Beneficiaries. Except as may be otherwise expressly provided herein, this Agreement constitutes the entire agreement between the parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement, expressed or implied, is intended to confer upon any person or entity, other than the parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

2.	Amendments. This Agreement may be amended only by a subsequent writing signed by all parties. No course of performance by any party hereto shall be deemed to modify or amend this Agreement unless the same shall be consented to in a writing signed by all parties.

3.	Waivers. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

4.	Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law or otherwise), in whole or in part, without the prior written consent of the other party.

5.	Notices. All notices or other communications that are required or permitted hereunder shall be in writing and shall be delivered by hand, by commercial courier, or by certified mail, postage pre-paid, to the persons at the addresses set forth below (or at such other address as may be provided from time to time hereunder). Any such notice shall be deemed given when delivered by hand, when delivered by commercial courier, or three business days after mailing when sent by certified mail.

If to the MGA to:

The Vision Insurance Group, LLC

210 Westwood Place, Suite 200

Brentwood, Tennessee 37027

Attention: President — John C. Russell

Telephone: 615-312-2101

Facsimile:  615-312-2151

If to the Insurer:

Alfa Vision Insurance Corporation

2108 East South Boulevard

Montgomery, Alabama 36191-0001

Attention: General Counsel

Telephone: 334-613-4287

Facsimile:  334-288-0905

6.	Governing Law. Notwithstanding the place where this Agreement may be executed by any of the parties, the parties expressly agree that this Agreement shall in all respects be governed by, and construed in accordance with, the internal Laws of the State of Alabama, without regard for its conflicts of laws principles.

7.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

8.

Captions; Interpretations. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. All references herein to articles, sections and exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. All dollar references in this Agreement are to the currency of the United States.

9.	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.	Automatic Termination. This Agreement is being executed by the parties in advance of the desired Effective Date, in order to facilitate obtaining certain necessary regulatory approvals. In the event that, on or before January 4, 2005, Alfa Corporation and the MGA do not consummate the transactions contemplated by that certain LLC Interest Purchase Agreement dated August 20, 2004, by and among Alfa Corporation, the MGA, John Charles Russell, Carol Lynn Russell, and the other parties identified in such agreement (the “Acquisition Closing”), this Agreement shall automatically terminate and be of no force or effect, having never become effective. For the avoidance of doubt, the parties intend that the Acquisition Closing will be effective as of January 1, 2005 and that this Agreement will have the same Effective Date, and that the MGA shall not solicit any business that would in any way bind the Insurer unless and until the Acquisition Closing occurs.

[Signatures Begin on Next Page]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date set forth below such party’s signature, to be effective as of the Effective Date.

THE VISION INSURANCE GROUP, LLC

By:	/s/ John C. Russell
Name:	John C. Russell
Title:	President

ALFA VISION INSURANCE CORPORATION

By:	/s/ C. Lee Ellis, III
Name:	C. Lee Ellis, III
Title:	Executive Vice-President, Operations

EXHIBIT A

I.	Line of Business

The line of business allowed under this Agreement is private passenger automobile insurance.

II.	Allowed Policy Coverages/Limits

1.	Coverages and limits:

Automobile Liability:	$100,000/300,000/50,000

Personal Injury Protection:	Statutory limit as required by law (except in Kentucky, which is offered limits of $50,000)

Uninsured/Underinsured Motorist:	Limits to be no higher than the liability limits listed above

Medical Payments:	$5,000

Automobile Physical Damage:	ACV not to exceed $75,000

Rental and Towing

2.	Applicable exclusions that apply to the authorized line of business are per the Insurer-approved filings.

3.	Policy cancellation provisions: The MGA shall cancel or non-renew Policies and/or certificates for cause as set forth in such Policies, or at the direction of the Insurer, subject to the requirements imposed by law and in compliance with the applicable provisions contained in this Agreement and the Policies, and file the required reports with the appropriate insurance regulatory authority with regard thereto. However, this does not preclude the Insurer from taking such action on its own. At the sole discretion of the Insurer, the Insurer has the right to cancel or non-renew any policy of insurance issued by the MGA under this Agreement subject to the relevant state laws, rules, regulations or bulletins.

4.	The maximum policy period for any Policy issued pursuant to this Agreement is per the Insurer-approved filings.

5.	The basis of the rates to be charged are per the Insurer-approved filings.

III.	Territory

1.	The MGA’s authority and responsibility extends to qualifying accounts in the following states:

a.	Arkansas

b.	Indiana

c.	Kentucky

d.	Missouri

e.	Ohio

f.	Tennessee

g.	Texas

h.	Virginia

i.	Florida

2.	The parties may include additional states by executing a written amendment to this Exhibit A.

3.	The MGA shall not solicit risks outside of these states without prior written consent of the Insurer.

IV.	Claims Procedures

1.	Duties of the MGA. In addition to any other duties set forth in the Agreement, the MGA shall provide the following claim management services to the Insurer:

a.	Investigate liability, damages and coverages, evaluate, negotiate claims through settlement or final disposition, and issue all claim payments with funds provided by the Insurer. All payments will be documented and supported with frequent reconciliation by traditional accounting methods.

b.	Prepare and file all reports and handle all claims in accordance with established claims best practices and state guidelines, assuring compliance with Fair Claims Practice Acts, and all other applicable statutes and regulations.

c.	Maintain a file, with the original copy solely owned by the Insurer, on each claim with appropriate physical documentation and within an electronic information management system, to track activities, file notes and to manage all reserve and payment activity. Monthly management reports shall be provided through the MGA’s claim system. Furthermore, the MGA will provide the Insurer access to its electronic claims information management system via a computer located in the Insurer’s home office.

d.	Coordinate, direct and manage litigation activity, assigning defense to approved legal counsel subject to the Insurer’s control. The Insurer will have primary control of all legal decisions and will retain the right to handle and direct any litigation at any time.

e.	Establish initial reserves and adjust them according to the instructions provided in Section IV.3 of this Exhibit A.

f.	Coordinate all outside field assignments, investigations, appraisals and experts, based on need, cost-effectiveness and return on expense/cost. The Insurer must give prior approval before the MGA hires any independent adjusters, experts or consultants other than those included on an approved vendor list that the Insurer may agree to and update from time to time (the “Approved Vendor List”).

g.	Manage, direct and coordinate claim file and operational audits, reinspections of direct repair facilities, and regular evaluation of cost containment and other cost control measures.

h.	Coordinate and handle all subrogation and salvage disposal activities based on applicable state title statutes and regulations, applying recoveries and tracking transactions.

i.	Conduct four random management audits per year, with results submitted to the Insurer in writing.

j.	Address all complaints, including regulatory inquiries, maintaining a log recording them, including whether such is justified, the resolution and steps taken to address the issues.

k.	Allow the Insurer to perform periodic audits of claim files being handled by MGA on behalf of the Insurer. The MGA will cooperate fully with the Insurer and allow complete access to the claim files and to MGA’s claim system. Audits will be on-site at any of MGA’s claim offices and will be at the sole discretion of the Insurer.

l.	Directly handle and manage all claim and legal activity and not subcontract any services covered under this Agreement without the express written approval of the Insurer, unless the subcontractor is listed on the Approved Vendor List.

m.	Upon the execution of this Agreement, the MGA will become a signatory member of Arbitration Forums, Inc. for purposes of resolving applicable industry disputes.

n.	Handle the Insurer’s claims consistent with the Claims Procedure Manual. In the event of any conflict between these best practices and this Agreement, the terms, conditions and provisions of this Agreement shall govern.

o.	Evaluate all members of its direct repair facility network for quality and compliance with any applicable state or industry guidelines, regulations or statutes which the MGA represents and warrants that it has done. The MGA further warrants and represents that it has contracts with all members of its direct repair facility network insuring that the facility has adequate liability insurance and are independent contractors exercising independent judgment in the repair of damaged motor vehicles.

2.	Duties of the Company. The Company agrees that it will do the following, as respects the MGA’s claim management services:

A.	Honor the payment of all covered claims, service fees and expenses issued by the MGA. The Insurer is solely responsible for funding and maintaining adequate funds in the MGA’s “zero balance account.” The Insurer agrees to replenish the account to cover loss payments and expense costs. The MGA may not retain more than three months estimated claims payments and allocated loss adjustment expense in the MGA’s zero balance account.

B.	Provide up-to-date information on any changes in excess insurance, limits of coverage, self-insured retention, or any changes that may affect its capacity to fulfill financial obligations to the MGA or as required to the public. (This includes up-to-date status of any regulatory actions, formal or informal, pending against the Insurer.)

C.	Cooperate fully in the disposition of the claims, including but not limited to, providing the MGA with $25,000 settlement authority per liability claim and actual cash value for comprehensive, collision and property damage claims up to the limit of coverage.

D.	Provide the MGA with thirty days advance written notice for any potential changes which might impact the MGA’s financial capacity to deliver proper service, handle claims promptly and to honor agreed settlements with any party to a loss, vendors or providers within the limits of the policy.

3.	Reserving Procedures. Reserving procedures are to be handled as prescribed by the Claims Best Practices Manual created jointly by the Insurer and the MGA. Changes to the Claims Best Practices Manual may only be made if agreed to in writing by the MGA and the Insurer.

V.	Compensation

The Insurer shall pay the MGA as full compensation for all of its duties and responsibilities under this Agreement as follows:

1.	Claims Service Fees. The Insurer agrees to pay the MGA a fee equal to eight percent (8.0%) of the net premium earned each month. The fee will cover all services provided by the MGA other than fees for the following external services: (i) attorneys’ fees, recovery and defense costs; (ii) experts (external cause and origin and reconstruction); (iii) independent adjusters; (iv) SIU investigative expenses; and (v) surveillance and scene investigative costs.

2.	Minimum and Provisional Commission.

a.	As compensation for the business covered by this Agreement and for the faithful performance of the MGA’s duties to process, register and report program business to the Insurer under this Agreement, the Insurer agrees to pay the MGA a minimum commission on net written premium that the MGA submits to the Insurer, and that the Insurer underwrites, of twenty and one-half percent (20.5%).

(i)

If the programs covered by this Agreement produce an accident year loss ratio at or above 64% as determined by the Insurer, the Insurer agrees to pay the MGA a minimum commission on net written premium that the MGA submits to the Insurer, and that the Insurer underwrites, of twenty and one-half percent (20.5%). The computation of the loss ratio shall be as follows: Incurred Losses and ALAE — Equals cumulative paid losses and ALAE, plus outstanding losses and ALAE, plus IBNR loss and ALAE reserves, less cumulative loss and ALAE recoveries, attributed to accidents occurring in the year as of the computation date. The claims service fees are excluded from the losses and ALAE. The IBNR reserves will be determined by the Insurer. Premium chargeoffs or waivers will be considered a reduction of premium,

(ii)	The Insurer agrees to provide thirty days written notice of any change to this formula.

b.	The MGA shall refund on a prorated basis to the Insurer, on all insurance issued under this Agreement, commissions on coverage that have been canceled by the Insurer or the insured, and on premiums that have been reduced or refunded, in each case at the same rate at which such commissions were originally payable and within the period of time required by the written rules or regulations of the Insurer.

c.	“Net written premium” shall mean premiums written, less cancellations, return premiums and premium chargeoffs or waivers, according to the Insurer’s books and records.

d.	The MGA’s fees and commissions and any other monies due the MGA shall be subject to offset by the Insurer or any of its affiliates for any money due from the MGA to the Insurer or its affiliates (for this purpose, the Insurer’s affiliates shall not include the MGA). This provision shall not be affected by the insolvency of the MGA.

e.	In the event of a breach or default by the MGA of any material financial obligation to the Insurer, other than any obligation subject to good faith dispute or defined in this Agreement as a minor accounting difference, the Insurer shall have the right to collect any outstanding indebtedness directly from any insured, agent, broker, sub-producer or other party owing any sum to the MGA for program business, provided the Insurer notifies the MGA in writing ten business days in advance of its intent to undertake said collection activities. If the Insurer exercises such right by collecting such indebtedness directly, the Insurer shall be accountable to the MGA for any sum received which, net of expenses associated with such collection, exceeds the amount owed to the Insurer by the MGA.

f.	The parties agree that all fees (installment, filing, non-sufficient funds, policy reinstatement, and any others added), shall be the property of the MGA. They are paid as part of the total received from the insured or agent, and placed in the Insurer’s segregated account; however, immediately upon receipt they are available for withdrawal to the MGA’s accounts. Taxes on these fees, if any, are the responsibility of the MGA.

3.	Provisional Payments.

1.	The parties agree to make payments to each other based on the performance of the business written under this Agreement.

2.

Frequency for All States Other than Indiana. The provisional payments for business written in all states other than Indiana will be computed twenty-four (24) months after the close of each calendar year. For example, accident year 2005 will be first computed as of December 31, 2007. Each accident year will continue to be recomputed annually thereafter and adjusted according to the schedule. All payments will be made within ninety days of the computation date.

3.	Frequency for the State of Indiana. The provisional payments for business written in Indiana will be computed twenty-four (24) months after the close of each calendar year. For example, accident year 2005 will be first computed as of December 31, 2007. Each accident year will continue to be recomputed annually thereafter and adjusted according to the schedule. In the event the computation produces results requiring payments to the Insurer, these will be paid within ninety days of the computation date. In the event the computation produces a profit, which will result in an additional payment to the MGA, these payments will be held and paid to the MGA only after the accident year on which the computation is being made has developed at least five years. Each accident year will be re-evaluated every twelve months thereafter. This result will be compared to the previous twelve month result. If the accident year loss ratio has changed, an adjustment will be made to match the total compensation for that accident year to the scale below. Lower loss ratios will result in additional payments to the MGA (after the fifth year of development), while higher loss ratios will result in payments to the Insurer.

4.	Formula. Beginning with accident year 2005, the provisional payments will be based on the following schedule and will be applied to Earned Premium less waived premium:

Loss and ALAE Ratio	Provisional Payment %	Notes
48.0%	8.00%	(Maximum)
49.0%	7.50%
50.0%	7.00%
51.0%	6.50%
52.0%	6.00%	Slide
53.0%	5.50%	0.5 to 1.0
54.0%	5.00%
55.0%	4.50%
56.0%	4.00%
57.0%	3.50%
58.0%	3.00%
59.0%	2.25%	Slide
60.0%	1.50%	0.75 to 1.0
61.0%	0.75%
62.0%	0.00%	Provisional
63.0%	-0.25%
64.0%	-0.50%
65.0%	-0.75%
66.0%	-1.00%	Slide
67.0%	-1.25%	0.25 to 1.0
68.0%	-1.50%
69.0%	-1.75%
70.0%	-2.25%	0.50 to 1.0
71.0%	-2.75%
72.0% .	-3.25%
73.0%	-3.75%	Minimum
74.0%	-4.25%
75.0%	-4.75%

4.	Accident Year Loss and ALAE Ratio – This will be determined by dividing the incurred losses and ALAE for accidents occurring in the year by earned premiums less premium waiver for the year.

5.	Incurred Losses and ALAE – Equals cumulative paid losses and ALAE, plus outstanding losses and ALAE, plus IBNR loss and ALAE reserves less cumulative loss and ALAE recoveries, attributed to accidents occurring in the year as of the computation date. The claims service fees are excluded from the losses and ALAE. The IBNR reserves will be determined by the Insurer.

6.	Earned Premiums – Equals unearned premium at the beginning of the year, plus gross written premium during the year, less returned premium during the year, less unearned premium at the end of the year, as reported by the MGA.

VI.	Possible Conflicts

To the extent that any of terms of this Exhibit A conflict with the other terms of this agreement, the terms of this Exhibit A shall control.

FLORIDA ADDENDUM TO

MANAGING GENERAL AGENT’S AGREEMENT

This Florida Addendum to Managing General Agent’s Agreement (this “Addendum”) is made effective the 1st day of January, 2005 (the “Effective Date”), by and between ALFA VISION INSURANCE CORPORATION, an Alabama stock insurance company (the “Insurer”), and THE VISION INSURANCE GROUP, LLC, a Tennessee limited liability company (the “MGA”).

W I T N E S S E T H:

WHEREAS, the Insurer and MGA are parties to that certain Managing General Agent’s Agreement effective the 1st day of January, 2005 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement as it pertains solely to the State of Florida, as hereinafter more particularly set forth;

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.	Any capitalized term used in this Addendum that is not otherwise defined herein shall have the same meaning attributed to such capitalized term in the Agreement.

2.	This Addendum is only applicable to the actions of the Insurer and the MGA in the State of Florida. The parties make no amendment, alteration or modification of the Agreement as it pertains to any actions of the Insurer or the MGA in any state other than the State of Florida.

3.	Notwithstanding any provision to the contrary in the Agreement (including its schedules and exhibits), with respect to all insurance business written in the State of Florida pursuant to the Agreement, the only commission that the Insurer shall pay the MGA will be twenty and one-half percent (20.5%) of net written premium, and the Insurer shall NOT pay the MGA any contingent profit-based commission.

4.	This Addendum may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

5.	Except as expressly set forth herein, the parties make no other amendment, alteration or modification of the Agreement nor do they, nor does any of them, by executing this Addendum, waive any provision of the Agreement or any right that they or it may have thereunder.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the parties has executed this Addendum as of the date set forth below such party’s signature, to be effective as of the Effective Date.

ALFA VISION INSURANCE CORPORATION

By:	/s/ C. Lee Ellis
Name:	C. Lee Ellis
Title:	Exec. Vice Pres., Operation

THE VISION INSURANCE GROUP, LLC

By:	/s/ John C. Russell
Name:	John C. Russell
Title:	President